                                                                EXHIBIT (j)(iii)

                            ADMINISTRATION AGREEMENT

         THIS AGREEMENT is made as of this 1st day of April, 2004, by and between Man-Glenwood Lexington TEI, LLC ("TEI Fund"), a Delaware limited liability company, and SEI Investments Global Funds Services (the
"Administrator"), a Delaware business trust.

         WHEREAS, TEI Fund is a registered, non-diversified, closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act") consisting of limited liability company interests (the "Units"); and

         WHEREAS, TEI Fund desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to TEI Fund on the terms and conditions hereinafter set forth herein;

         NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, TEI Fund and the Administrator hereby agree as follows:

         ARTICLE 1. Retention of the Administrator. TEI Fund hereby retains the Administrator to furnish the TEI Fund with accounting and administrative services as set forth in this Agreement, and the Administrator hereby accepts such employment. The Administrator shall be deemed to be an independent contractor for all purposes herein.

         ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule A hereto. In performing its duties under this Agreement, the Administrator will act in all material respects in accordance with TEI Fund's Limited Liability Company Agreement (the "LLC Agreement") and Offering Memorandum as they may be amended (provided copies are delivered to the Administrator). The Administrator (i) shall not have or be required to have any authority to supervise the investment or reinvestment of the securities or other properties which comprise the assets of TEI Fund and
(ii) shall not provide any investment advisory services to TEI Fund, and shall have no liability related to the foregoing. The Administrator shall provide TEI Fund with all necessary office space, equipment, personnel, compensation and facilities (including facilities for Members' and Board of Managers' meetings) for providing such services identified in Schedule A. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to TEI Fund for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

         ARTICLE 3. Allocation of Charges and Expenses.

         (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of TEI Fund who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of TEI Fund retained by the Managers of TEI Fund to perform services on behalf of TEI Fund.

         (B) Fund Expenses. TEI Fund assumes and shall pay or cause to be paid all expenses of TEI Fund not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, tax services (including the preparation of 1065s and K-1s), the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation and tender offer materials and notices to existing members, all expenses incurred in connection with issuing and redeeming Units, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Units under Federal and state securities laws, fees and out-of-pocket expenses of Managers who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Managers' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to TEI Fund. TEI Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties.

         ARTICLE 4. Compensation of the Administrator. TEI Fund shall pay to the Administrator compensation at the annual rate specified in Schedule B to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued monthly, and paid to the Administrator quarterly, within 30 days of quarter-end, otherwise the Administrator shall be entitled to charge and/or set-off such amounts against any account of TEI Fund. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

         ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to TEI Fund for consequential, indirect or punitive damages.

         So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or gross negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, TEI Fund assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

         The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. If in any case TEI Fund may be asked to indemnify or hold the Administrator harmless, the Administrator shall promptly advise TEI Fund of the pertinent facts concerning the situation in question, and the Administrator will use all reasonable care to identify and notify TEI Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification, but failure to do so shall not affect the rights hereunder.

         TEI Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If TEI Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by TEI Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that TEI Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If TEI Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

         The Administrator may apply to TEI Fund at any time for instructions and may consult counsel for TEI Fund or its own counsel and with TEI Fund accountants and other experts, at TEI Fund's expense, with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

         Also, the Administrator shall be protected in acting upon any document which it reasonably in good faith believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of TEI Fund until receipt of written notice thereof from TEI Fund.

         Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator's reasonable control such as, by way of example and not limitation, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

         The Administrator is entitled to rely on the price information provided by the underlying funds into which TEI Fund invests, TEI Fund, brokers and custodians in order to calculate TEI Fund's net asset value (and the value of members' capital accounts based upon such valuation) and the Administrator shall not be liable for any valuation errors resulting from the use of such information.

         ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in Schedule B hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule B, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) effective upon the liquidation of TEI Fund. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of TEI Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in TEI Fund.

         ARTICLE 7. Activities of the Administrator. The services of the Administrator rendered to TEI Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

         ARTICLE 8. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to TEI Fund and its members received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that Administrator may disclose such information as required by law or after prior notification to and approval in writing by TEI Fund, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

         ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of TEI Fund shall be prepared and maintained at the expense of the Administrator, but shall be the property of TEI Fund and will be made available to or surrendered promptly to TEI Fund on request.

         In case of any request or demand for the inspection of such records by another party, the Administrator shall notify TEI Fund and follow TEI Fund's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) TEI Fund has agreed to indemnify the Administrator against such liability.

         ARTICLE 10. Compliance with Governmental Rules and Regulations. The Administrator undertakes to comply in all material respects with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder including any applicable anti-money laundering laws and regulations.

         ARTICLE 11. Internet Access. Data and information may be made electronically accessible to TEI Fund and its adviser and/or sub-adviser(s) through Internet access to one or more links provided by the Administrator ("Web Links"). All rights in Web Links (including text and "look and feel" attributes) are owned by the Administrator. Any commercial use of the content or any other aspect of Web Link requires the written permission of the Administrator. Use of the Web Links by TEI Fund or its agents will be subject to any terms of use set forth on the web site. All Web Links and the information (including text, graphics and functionality) in the Web Links is presented "As Is" and "As Available" without express or implied warranties including, but not limited to, implied warranties of non-infringement, merchantability and fitness for a particular purpose. The Administrator neither warrants that the Web Links will be uninterrupted or error free, nor guarantees the accessibility, reliability, performance, timeliness, sequence, or completeness of information provided on the Web Links.

         ARTICLE 12. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

         ARTICLE 13. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

         ARTICLE 14. Agreement for Sole Benefit of the Administrator and TEI Fund. This Agreement is for the sole and exclusive benefit of the Administrator and TEI Fund and will not be deemed to be for the direct or indirect benefit of the clients or customers of the Administrator or TEI Fund. The clients or customers of the Administrator or TEI Fund will not be deemed to be third party beneficiaries of this Agreement nor to have any other contractual relationship with the Administrator by reason of this Agreement and each party hereto agrees to indemnify and hold harmless the other party from any claims of its clients or customers against the other party including any attendant expenses and attorneys' fees, based on this Agreement or the services provided hereunder. Such Indemnification shall be implemented in accordance with Article 5.

         ARTICLE 15. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

         ARTICLE 16. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to TEI Fund, Attention: Legal Counsel, 123 N. Wacker Drive, 28th Floor, Chicago, IL 60606; and if to the Administrator, Attention: General Counsel, One Freedom Valley Drive, Oaks, Pennsylvania, 19456.

         ARTICLE 17. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

         ARTICLE 18. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

         ARTICLE 19. Disaster Recovery. The Administrator represents and warrants that it has and will maintain a comprehensive disaster recovery plan that provides for full recovery of its administrative operations without any diminution in the level or quality of services provided within forty-eight hours. The Administrator covenants that it will test such disaster recovery plan no less frequently than annually. The Administrator further covenants that it will provide a summary of its disaster recovery plan and testing to TEI Fund for review.

         Article 20. Definitions of Certain Terms. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         ARTICLE 21. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

         ARTICLE 22. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles therof, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

         ARTICLE 23. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         ARTICLE 24. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

         ARTICLE 25. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

MAN-GLENWOOD LEXINGTON TEI, LLC

By: ________________________________
Name:
Title:

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By: ________________________________
Name:
Title:

                                   SCHEDULE A

                                LIST OF SERVICES

1. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following accounting services for TEI Fund:

         (i) Journalize investment, capital and income and expense activities;

         (ii) Receive investment activity for hedge fund-of-fund investments from investment adviser in written form and facilitate notification and wire movement process to such funds;

         (iii) Receive buy/sell trade tickets from the Adviser, process the activity on the books and records of TEI Fund and reconcile such activity with TEI Fund's custodian;

         (iv)     Maintain historical tax lots for each security;

         (v) Record and reconcile corporate action activity and all other capital changes;

         (vi) Reconcile cash and investment balances of TEI Fund with TEI Fund's custodian(s), and provide the Adviser with the beginning cash balance available for investment purposes;

         (vii) Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with TEI Fund's prospectus;

         (viii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

         (ix) Prepare and monitor the expense accruals and notify any officer of TEI Fund of any proposed adjustments;

         (x) Control all disbursements and authorize such disbursements from TEI Fund's account with the custodian(s) upon Written Instructions;

         (xi)     Calculate capital gains and losses;

         (xiii)   Determine net income;

         (xiv) Determine applicable foreign exchange gains and losses on payables and receivables, if applicable;

         (xv) Transmit or mail copy of the monthly portfolio valuation to the Adviser;

         (xvi) Arrange for the computation of the net asset value in accordance with the provisions of TEI Fund's LLC Agreement and prospectus; and

         (xvii)   As appropriate, compute total return and expenses.

2. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following administration services:

         (i) Prepare and file TEI Fund's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

         (ii) Coordinate with the adviser the preparation and printing of TEI Fund's annual and semi-annual shareholder reports;

         (iii) Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Managers as are required or as the Board may reasonably request;

         (iv) Manage the tender offer process, including coordinating with outside service provider to distribute tender offers, track shareholder responses and tabulate tender offer results;

         (v) Coordinate with TEI Fund's counsel on drafting, reviewing and filing registration statements and tender offers, and coordinate printing and delivery of prospectus and tender offers;

         (vi) Provide consultation to TEI Fund and its Adviser on regulatory matters relating to the operation of TEI Fund, and update TEI Fund and its Adviser on significant regulatory and legislative developments which may affect TEI Fund;

         (vii) Develop or assist legal counsel to TEI Fund in the development of policies and procedures relating to the operation of TEI Fund;

         (viii) Assist TEI Fund in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with TEI Fund's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

         (ix) Coordinate as necessary the registration or qualification of Units of TEI Fund with appropriate state securities authorities;

         (x) Coordinate the Funds' Board of Director's schedule, agenda and production of Board meeting materials; and, participate in meetings upon request; and.

         (xi) Perform such additional administrative duties relating to the administration of TEI Fund as may subsequently be agreed upon in writing between TEI Fund and the Administrator.

3. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS.

The Administrator will perform the following functions:

         (i) Maintain the register of Members and enter on such register all issues, transfers and repurchases of Units in TEI Fund;

         (ii) Arrange for the calculation of the issue and repurchase prices of Units in TEI Fund in accordance with TEI Fund's LLC Agreement;

         (iii) Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with TEI Fund's LLC Agreement;

         (iv) Assist with Member inquiries regarding TEI Fund, capital account balances and transactions; and verify member identity; and

         (v) Provide statements to Members on a quarterly basis or as frequently as may otherwise be agreed that set forth the value of and appropriate detail for the Members' Units in TEI Fund.

                               [END OF SCHEDULE A]